Exhibit 99.1

enabling tomorrow’s technologies™

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 |

CVD Equipment Corporation Announces Restructuring Plan and Leadership Transition

CENTRAL ISLIP, N.Y. (Business Wire) – September 10, 2026 – CVD Equipment Corporation (NASDAQ: CVV) (the “Company”) today announced a restructuring plan and leadership transition, following a thorough evaluation of strategic alternatives for its CVD equipment business by its Board of Directors (the “Board”). The restructuring plan includes:

●	The Company will no longer pursue new system orders for its CVD equipment business.
●	The Company is further reducing its workforce by approximately half, to a level necessary to manufacture its remaining equipment backlog, satisfy warranty obligations, and support its ongoing spare parts, quartz, and services business.
●	As a result, CVD expects to record a restructuring charge of approximately $0.8 million to $1.0 million this quarter, consisting primarily of employee severance and related costs.
●	Effective September 3, 2026, and in conjunction with these actions, the Board and Emmanuel Lakios have mutually agreed that he would conclude his employment as President and Chief Executive Officer and will no longer serve as a member of the Board. The Board has appointed Warren Cheesman, the Company’s Vice President of Manufacturing Operations, as Acting Chief Executive Officer, effective immediately.
●	The Board continues to evaluate additional opportunities to reduce costs, monetize assets, and enhance shareholder value, including potential alternatives involving its real estate assets, including its primary facility in Central Islip. It will also evaluate business opportunities that are consistent with its available resources and strategic objectives to enhance shareholder value.

Lawrence J. Waldman, CVD’s Chairman of the Board, commented: “In light of continued weakness in prospective equipment order activity, declining backlog, the CVD equipment division’s ongoing operating losses, and the lack of viable strategic alternatives for the business, we have decided to discontinue the pursuit of new equipment system orders, transitioning CVD to a spare parts, quartz and services business. While unfortunately these actions impact our employees, they are designed to align the Company’s cost structure with current market conditions and opportunities, reduce operating risk, and preserve liquidity. At the end of the second quarter of 2026, the Company had $23.5 million in cash and no debt. Our top priority will be to complete existing customer commitments while we continue to pursue additional opportunities to maximize shareholder value.”

“On behalf of the Board of Directors, I would like to thank Manny for his leadership and many contributions, and we wish him success in his future endeavors,” added Mr. Waldman. “We are pleased that Warren has agreed to serve as Acting Chief Executive Officer. His knowledge of the Company and operational experience will be valuable through this restructuring and continued evaluation of business alternatives.”

Mr. Cheesman stated: “As we transition to this new phase for CVD, we’ll focus on disciplined execution, prudent management of the Company’s assets and financial resources, and, most importantly, fulfilling our important existing commitments to customers.”

Acting CEO Background

Mr. Cheesman has been Vice President of Manufacturing Operations since October 2022. He has more than 30 years of experience in engineering, operations, quality, and strategic sourcing across the semiconductor, medical device, and defense equipment industries. Before joining CVD, he held positions of increasing responsibility at Veeco Instruments, Air Techniques, and Kongsberg Defense & Aerospace. Mr. Cheesman holds master’s degrees in Technology Management and Materials Science and Engineering from Stony Brook University and a bachelor’s degree in Mechanical Engineering from Virginia Tech.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s restructuring activities, expected restructuring charges, completion of customer obligations, continued operation of the spare parts, quartz and services business, potential sale of real estate assets, retention of personnel needed to complete customer projects, unexpected costs or delays in completing backlog, customer claims, cancellations, or disputes, the possibility that cost reductions will not produce anticipated savings, the Acting CEO transition, absence of assurance that strategic alternatives will result in a transaction, timing and proceeds from any asset dispositions, strategic alternatives, liquidity, and shareholder value creation. Actual results may differ materially from those projected due to a variety of risks and uncertainties, including market conditions, customer requirements, economic conditions, the Company’s ability to successfully complete ongoing customer projects, its ability to consummate any potential sale of real estate assets, and the other risks described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) has designed, developed, and manufactured chemical vapor deposition, thermal processing, physical vapor transport, and related equipment and process solutions used in industrial and research applications. The Company continues to support existing customer projects and supplies quartz components, replacement parts, process support, and related services for its installed base.

Investor Contact

Richard Catalano

Executive Vice President & Chief Financial Officer

CVD Equipment Corporation

(631) 981-7081

investorrelations@cvdequipment.com